Exhibit 99.6
EXCHANGE AGENT AGREEMENT
HBSC BANK, USA, NATIONAL ASSOCIATION
452 Fifth Avenue
New York, New York
Ladies and Gentlemen,
     ArcelorMittal, a company organized under the laws of the Grand Duchy of Luxembourg (“the Company”), proposes to make an offer (the “Exchange Offer”) to exchange up to U.S.$1,500,000,000 5.375% Notes Due 2013 and U.S.$1,500,000,000 6.125% Notes Due 2018 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Act”), for a like principal amount of its outstanding U.S.$1,500,000,000 5.375% Notes Due 2013 and U.S.$1,500,000,000 6.125% Notes Due 2018 (the “Original Notes”). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus (the “Prospectus”) included in the Company’s registration statement on Form F-4 (File No. 333- ) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), and proposed to be distributed to all record holders of the Original Notes. The Original Notes and the Exchange Notes are collectively referred to herein as the “Notes”. Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or the accompanying Letter of Transmittal.
     The Company hereby appoints HSBC Bank USA, National Association, to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to HSBC Bank USA, National Association.
     The Exchange Offer is expected to be commenced by the Company on or about      , 2008. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Original Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of Original Notes tendered. The Exchange Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by inspection of the electronic message transmitted to the Exchange Agent by Exchange Offer participants in accordance with the Automated Tender Exchange Offer Program (“ATOP”) of the Depository Trust Company (“DTC”), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP, to the extent that ATOP is utilized by Exchange Offer participants.
     The Exchange Offer shall expire at 5:00 p.m., New York City time, on or about      , 2008, or on such later date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving written notice to you at any time before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date, and in such case the term “Expiration Date” shall mean the time and date on which such Exchange Offer as so extended shall expire.

     The Company expressly reserves the right, in its sole discretion, to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, in among other cases upon the occurrence of any of the events specified in the Prospectus under the caption “The Exchange Offer – Terms of the Exchange Offer – Expiration Date; Extensions; Amendments; Termination.” The Company will give to you as promptly as practicable written notice of any delay, amendment, termination or non-acceptance.
     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:
     1. You will perform such duties and only such duties as are specifically set forth herein, in the section of the Prospectus captioned “The Exchange Offer,” or in the Letter of Transmittal accompanying the Prospectus and such duties which are necessarily incidental thereto.
     2. You will establish a book-entry account with respect to the Original Notes at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.
     3. You are to examine each of the Letters of Transmittal and certificates for Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Original Notes to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and in the Prospectus and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Original Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information or any of the certificates for Original Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. In order to conduct such examination, the Company shall provide you with the list of the authorized signatories of ArcelorMittal deposited at the Luxembourg Register of Commerce and Companies and the booklet containing the signature specimens of such authorized signatories.
     4. With the approval of two Finance Special Proxy Holders of the Company, or any other party designated by such Finance Special Proxy Holders in writing, you are authorized to waive any defects, irregularities or conditions of tender in connection with any tender of Original Notes pursuant to the Exchange Offer.
     5. Tenders of Original Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer – Terms of the

Exchange Offer – Procedures for Tendering” and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.
          Notwithstanding the provisions of this paragraph 5, Original Notes which two Finance Special Proxy Holders of the Company or any other party designated by any such Finance Special Proxy Holders in writing shall approve as having been properly tendered shall be considered to be properly tendered.
     6. You shall promptly advise the Company with respect to any Original Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Original Notes.
7. You shall accept tenders:
     (a) in cases where the Original Notes are registered in two or more names only if signed by all named holders;
     (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and
     (c) from persons other than the registered holder of Original Notes, provided that customary transfer requirements, including any endorsement of the Original Note or delivery of a properly completed bond power, in either case, duly executed by each registered holder, and payment of applicable transfer taxes, are fulfilled.
          You shall accept partial tenders of Original Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Notes to the transfer agent for split-up and return any untendered Original Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.
     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you of its acceptance, promptly after the Expiration Date, of all Original Notes properly tendered and you, on behalf of the Company, will exchange such Original Notes for Exchange Notes and cause such Original Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes (with a minimum principal amount of $2,000) for each $1,000 principal amount of the Original Notes tendered promptly after notice of acceptance of such Original Notes by the Company; provided, however, that in all cases, Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an Agent’s Message in lieu thereof) with any required signature guarantees and any other required document. Unless otherwise instructed in writing by the Company, you shall issue Exchange Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

     9. Tenders pursuant to the Exchange Offer are irrevocable after the Expiration Date. Subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date in accordance with the terms of the Exchange Offer.
     10. The Company shall not be required to exchange any Original Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Original Notes tendered shall be given by the Company to you.
     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).
     12. All certificates for reissued Original Notes, unaccepted Original Notes or Exchange Notes (other than those effected by book-entry transfer) shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.
     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.
     14. As Exchange Agent hereunder you:
          (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Original Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;
          (b) shall not take any legal action hereunder against any third party other than the Company, without the prior written consent of the Company, and shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;
          (c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, willful misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile, or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;
          (d) may reasonably rely upon any tender, statement, request, document, certificate, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you in good faith reasonably believe to be genuine or to have been signed or represented by the proper person or persons;
          (e) may rely on and shall be protected in acting upon written notice or oral instructions from any officer of the Company with respect to the Exchange Offer;
          (f) shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Original Notes or as to the market value, decline or appreciation in market value of any Original Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Notes; and
          (g) may consult with counsel, after notifying the Company, with respect to any questions relating to your duties and responsibilities, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon.
     15. While it is the function of the Information Agent to distribute these materials, you shall take such reasonable action on a case-by-case basis as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate, in which case you shall promptly inform the Company) to furnish copies of the Prospectus, Letter of Transmittal, the Notice of Guaranteed Delivery (as defined in the Prospectus) and such other documents (collectively, the “Exchange Offer Documents”) or such other forms as may be approved from time to time by the Company, to all holders of Original Notes and to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Information Agent, D.F. King & Co., Inc., attention: Tom Long, telephone number (212) 269-5550, at 48 Wall Street, 22nd Floor, New York, New York 10005.
     16. You shall advise by electronic mail or facsimile transmission, and promptly thereafter confirm in writing to Gamal M. Abouali, counsel for the Company (at gabouali@cgsh.com), D.F. King & Co., Inc., Information Agent (at tlong@dfking.com) and such other person or persons as the Company may request in writing, daily on each business day, and more frequently during the week immediately preceding the Expiration Date and if otherwise requested, up to and including the Expiration Date, as to the aggregate principal amount of Original Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date of such other information as it or he or she may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to a designated person on your staff who is responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date and each other Expiration Date, if any, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes tendered, the aggregate principal amount of Original Notes accepted and the identity of any Participating Broker-Dealers and the aggregate principal amount of Exchange Notes delivered to each, and deliver said list promptly to the Company.
     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall, except as provided in paragraph 11, be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities or as required by applicable law, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.
     18. It is understood and agreed that the securities, money or property to be deposited with or received by you as Exchange Agent (the “Property”) constitute a special, segregated account held solely for the benefit of the Company and the tendering holders of Original Notes, as their interests may appear, and the Property shall not be commingled with the money, assets or properties of you or of any other person, firm or corporation. You hereby expressly waive any and all rights of lien, attachment, encumbrance or right of set-off whatsoever against the Property so deposited, whether such rights arise by reason of applicable law, contract or otherwise.
     19. For services rendered as Exchange Agent hereunder, you shall be entitled to a fee as has been separately agreed by you and the Company in writing and reimbursement of your reasonable and documented out-of-pocket expenses.
     20. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and other documents associated with the Exchange Offer attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this agreement, on the one hand, and the Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus, the Letter of Transmittal and such other forms, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this agreement.
     21. The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any duly documented liability, reasonable and documented cost or expense, including reasonable attorneys’ fees, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or written notice of the commencement of any such action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit.
     22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.
     23. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Original Notes and shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Notes, your check in the amount of all transfer taxes so payable, and, subject to the provisions of Section 7(c) of this agreement, the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Original Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.
     24. This agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto, and nothing in this agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Original Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this agreement.
     25. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     26. In case any provision of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     27. This agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of each party.
     28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:
          If to the Company:
ArcelorMittal
19 Avenue de la Liberté
L-2930 Luxembourg
Grand Duchy of Luxembourg
Telephone: (352) 4792-2414
Facsimile: (352) 4792-2189
Attention: Funding Department
and
Facsimile: (33) 1 71 92 10 05
Attention: Corporate Funding
With a copy to:
Cleary Gottlieb Steen & Hamilton LLP
12, rue de Tilsitt
75008 Paris
France
Telephone: +33 1 40 74 68 00
Facsimile: +33 1 40 74 68 88
Attention: Gamal M. Abouali
          If to the Exchange Agent:
HSBC Bank USA, National Association
Corporate Trust & Loan Agency
2 Hanson Place, 14th Floor
Brooklyn, New York 10217-1409
United States
Telephone: + 1 800 662-9844
Facsimile: +1 718 488-4488
     29. Unless terminated earlier by the parties hereto, this agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 17, 18, 19, 21, 22, 23, 24, 25, 26, 27, 28 and 29 shall survive the termination of this agreement. Upon any termination of this agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property (including, without limitation, any documents relating to the Exchange Offer) then held by you as Exchange Agent under this agreement.
     30. This agreement shall be binding and effective as of the date hereof.

          Please acknowledge receipt of this agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

By:
Name:
Title:

By:
Name:
Title:

Accepted as of the date first above written:
HSBC BANK USA, NATIONAL ASSOCIATION,
as exchange agent

By:
Name:
Title:
[Signature Page to Exchange Agent Agreement]